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                                                                     EXHIBIT 4.3

                                 SONOSITE, INC.

                          AMENDMENT TO RIGHTS AGREEMENT



     This Amendment to Rights Agreement (this "Amendment") is made as of the 24th day of October 2001 by and between SonoSite, Inc., a Washington corporation (the "Company"), and EquiServe Trust Company, N.A, a trust company organized under the laws of the United States and having a principal place of business in the state of New Jersey ("EquiServe"), the successor in interest to First Chicago Trust Company of New York, a New York corporation ("First Chicago").

                                    RECITALS
                                    --------

     WHEREAS, the Company and First Chicago are parties to that certain Rights Agreement dated as of April 6, 1998, and as subsequently amended on August 8, 2001 (the "Agreement"). Any capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, First Chicago has the intent to cease operation of business and EquiServe is its successor in interest.

     WHEREAS, the Company has approved the assignment to EquiServe of the Agreement and all of First Chicago's rights and obligations thereunder.

     WHEREAS, the Company wishes for EquiServe to continue as the Rights Agent pursuant to the Agreement.

     WHEREAS, the parties wish to amend the Agreement as provided herein.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   The Agreement is amended as follows:

          a. Section 2 of the Agreement is amended in its entirety and replaced with the following:

               Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who prior to the Distribution Date shall also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable upon ten days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise and shall in no event be liable for the acts or omissions of any such co-Rights Agent. The term "Rights Agent" is being used herein to refer, collectively, to

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          the Rights Agent together with any such co-Rights Agents. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

          b. Subsection (c) of Section 21 of the Agreement is amended in its entirety and replaced with the following:

               (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

          c. Section 22 of the Agreement is amended in its entirety and replaced with the following:

               Section 22. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States or of a state of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has, individually or combined with an affiliate at the time of its appointment as Rights Agent, a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 22, however, or any defect therein, shall not


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          affect the legality or validity of the resignation or removal of the
          Rights Agent or the appointment of the successor Rights Agent, as the case may be.

     2. Each party represents and warrants to the other party that it has full power and authority to execute and deliver this Amendment and to perform the transactions contemplated hereunder.

     3. The terms and provisions of the Agreement, as amended hereby, shall remain in full force and effect. All references to the "Agreement" contained therein shall mean the Agreement, as amended by this Amendment.

     4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement.



                            [Signature Page Follows]


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed by their respective officers duly authorized as of the date first written above.

                                       SONOSITE, INC.


                                       By:  /s/ Michael J. Schuh
                                          --------------------------------------
                                       Name:  Michael J. Schuh
                                            ------------------------------------
                                       Title:  Chief Financial Officer
                                             -----------------------------------


                                       EQUISERVE TRUST COMPANY, N.A.


                                       By:  /s/ Thomas A. Ferrari
                                          --------------------------------------
                                       Name:  Thomas A. Ferrari
                                            ------------------------------------
                                       Title:  Senior Managing Director
                                             -----------------------------------

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